Exhibit 99.1

J & J Snack Foods Reports First Quarter Sales and Earnings

PENNSAUKEN, N.J., Jan. 25, 2021 (GLOBE NEWSWIRE) -- J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the first quarter ended December 26, 2020.

Sales decreased 15% to $241 million from $282.9 million in last year’s first quarter. Net earnings were $1.8 million in the current quarter down from $17.1 million last year.  Earnings per diluted share was $.09 for the first quarter down from $.89 last year. Operating income decreased 97% to $578 thousand in the current quarter from $21.7 million last year. Operating income was impacted by approximately $730 thousand of COVID-19 related costs as we remain focused on the safety and protection of our associates. This year’s quarter benefited from a $420,000 tax benefit related to share based compensation contributing to an effective tax rate of 8%.    We are estimating an effective tax rate of 25% for the full year 2021.

Our sales remain challenged by the lingering impacts of COVID-19 on both our consumers and our customers. Traffic in key food service venues that comprise 2/3 of our sales continue to operate at substantially reduced and limited capacity. This was especially pronounced during the Christmas holiday season where many of these venues rely on seasonally higher traffic and sales. Relative to our 2020 fourth quarter where sales were 19% below last year, we did see improvement in the 2021 first quarter where sales were 15% below last year. Our business remains strong, liquid and well positioned for growth with $285 million in cash and marketable securities up from $278 million on September 26, 2020. We do, however, anticipate that the virus will continue to have a negative impact on the foodservice industry in the short term.

Dan Fachner, J&J’s President, commented, “These are unprecedented times, and I’m so proud of our employees, and their commitment to this Company and serving our customers and consumers each and every day. Consumers continue to stay at home which has driven strong growth in our retail segment, but closures and limited capacity food service venues are challenging sales in other parts of our business. Our balance sheet is strong, and we will continue to focus on driving cost efficiencies across our operations. We continue to be optimistic and remain confident that we are well positioned for future growth.”

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. J&J Snack Foods Corp. has approximately twenty manufacturing facilities and generates more than $1 billion in annual revenue. The Company has a history of strong sales growth and financial performance and remains focused on opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company
**SOUR PATCH KIDS is a registered trademark of Mondelçz International group, used under license.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended
	December 26,	December 28,
	2020	2019

Net Sales	$240,997	$282,897

Cost of goods sold	190,872	205,036
Gross Profit	50,125	77,861

Operating expenses
Marketing	17,301	22,732
Distribution	22,889	23,542
Administrative	9,440	9,618
Other general expense	(83)	266
Total Operating Expenses	49,547	56,158

Operating Income	578	21,703

Other income (expense)
Investment income	1,370	1,786
Interest expense & other	(15)	(26)

Earnings before income taxes	1,933	23,463

Income tax expense	155	6,404

NET EARNINGS	$1,778	$17,059

Earnings per diluted share	$0.09	$0.89

Weighted average number of diluted shares	19,031	19,144

Earnings per basic share	$0.09	$0.90

Weighted average number of basic shares	18,935	18,898

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 26,
	2020	September 26,
	(unaudited)	2020
Assets
Current assets
Cash and cash equivalents	$228,335	$195,809
Marketable securities held to maturity	34,286	51,151
Accounts receivable, net	113,210	126,587
Inventories	114,882	108,923
Prepaid expenses and other	17,942	17,087
Total current assets	508,655	499,557

Property, plant and equipment, at cost
Land	2,494	2,494
Buildings	26,582	26,582
Plant machinery and equipment	331,357	330,168
Marketing equipment	249,440	250,914
Transportation equipment	10,251	9,966
Office equipment	34,095	33,878
Improvements	43,994	43,264
Construction in progress	23,874	19,995
Total Property, plant and equipment, at cost	722,087	717,261
Less accumulated depreciation and amortization	462,873	455,645
Property, plant and equipment, net	259,214	261,616

Other assets
Goodwill	121,833	121,833
Other intangible assets, net	80,947	81,622
Marketable securities held to maturity	8,595	16,927
Marketable securities available for sale	13,734	13,976
Operating lease right-of-use assets	55,989	58,110
Other	2,876	2,912
Total other assets	283,974	295,380
Total Assets	$1,051,843	$1,056,553

Liabilities and Stockholders' Equity
Current Liabilities
Current finance lease liabilities	$332	$349
Accounts payable	76,325	73,135
Accrued insurance liability	13,842	13,039
Accrued liabilities	6,924	7,420
Current operating lease liabilities	12,981	13,173
Accrued compensation expense	11,387	16,134
Dividends payable	10,900	10,876
Total current liabilities	132,691	134,126

Noncurrent finance lease liabilities	299	368
Noncurrent operating lease liabilities	45,641	47,688
Deferred income taxes	64,469	64,413
Other long-term liabilities	454	460

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,956,000 and 18,915,000 respectively	54,902	49,268
Accumulated other comprehensive loss	(13,308)	(15,587)
Retained Earnings	766,695	775,817
Total stockholders' equity	808,289	809,498
Total Liabilities and Stockholders' Equity	$1,051,843	$1,056,553

The accompanying notes are an integral part of these statements.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Three months ended
	December 26,	December 28,
	2020	2019
Operating activities:
Net earnings	$1,778	$17,059
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	12,269	11,887
Amortization of intangibles and deferred costs	679	843
Share-based compensation	1,244	1,299
Deferred income taxes	(8)	(231)
Loss on marketable securities	(681)	9
Other	(80)	14
Changes in assets and liabilities net of effects from purchase of companies
Decrease in accounts receivable	13,701	10,254
Increase in inventories	(5,641)	(8,524)
(Increase) decrease in prepaid expenses	(889)	1,922
Decrease in accounts payable and accrued liabilities	(1,068)	(963)
Net cash provided by operating activities	21,304	33,569
Investing activities:
Payments for purchases of companies,
net of cash acquired	0	(44,970)
Purchases of property, plant and equipment	(9,676)	(17,605)
Purchases of marketable securities	0	(4,000)
Proceeds from redemption and sales of marketable securities	26,148	18,782
Proceeds from disposal of property and equipment	880	898
Other	15	38
Net cash provided by (used in) investing activities	17,367	(46,857)
Financing activities:
Proceeds from issuance of stock	4,390	468
Payments on finance lease obligations	(86)	(86)
Payment of cash dividend	(10,876)	(9,447)
Net cash used in financing activities	(6,572)	(9,065)
Effect of exchange rate on cash and cash equivalents	427	285
Net increase (decrease) in cash and cash equivalents	32,526	(22,068)
Cash and cash equivalents at beginning of period	195,809	192,395
Cash and cash equivalents at end of period	$228,335	$170,327

The accompanying notes are an integral part of these statements.

	Three months ended
	December 26,	December 28,
	2020	2019
	(unaudited)
	(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$32,687	$49,941
Frozen juices and ices	6,295	7,043
Churros	11,542	16,391
Handhelds	17,611	7,189
Bakery	88,964	96,372
Other	3,326	6,512
Total Food Service	$160,425	$183,448

Retail Supermarket
Soft pretzels	$13,888	$9,826
Frozen juices and ices	15,316	10,093
Biscuits	7,660	6,978
Handhelds	2,780	2,761
Coupon redemption	(1,075)	(543)
Other	525	311
Total Retail Supermarket	$39,094	$29,426

Frozen Beverages
Beverages	$15,855	$35,255
Repair and maintenance service	18,896	22,486
Machines revenue	6,489	11,981
Other	238	301
Total Frozen Beverages	$41,478	$70,023

Consolidated Sales	$240,997	$282,897

Depreciation and Amortization:
Food Service	$6,786	$6,918
Retail Supermarket	386	359
Frozen Beverages	5,776	5,453
Total Depreciation and Amortization	$12,948	$12,730

Operating Income:
Food Service	$6,180	$18,034
Retail Supermarket	4,723	2,217
Frozen Beverages	(10,325)	1,452
Total Operating Income	$578	$21,703

Capital Expenditures:
Food Service	$8,286	$8,403
Retail Supermarket	21	960
Frozen Beverages	1,369	8,242
Total Capital Expenditures	$9,676	$17,605

Assets:
Food Service	$749,508	$760,852
Retail Supermarket	31,668	30,963
Frozen Beverages	275,898	304,291
Total Assets	$1,057,074	$1,096,106

RESULTS OF OPERATIONS

Net sales decreased $41,900,000 or 15% to $240,997,000 for the three months ended December 26, 2020. Operating income decreased $21,125,000 or 97% for the quarter to $578,000.

FOOD SERVICE

Sales to food service customers decreased $23,023,000 or 13% in the first quarter to $160,425,000. Key customer venues and channels like theme parks, schools and theaters continue to operate at limited capacity impacting food service sales. Soft pretzel sales to food service decreased 35% to $32,687,000. Frozen juices and ices sales decreased 11% to $6,295,000 and Churro sales were down 30% in the quarter to $11,542,000. Sales of funnel cake decreased $3,050,000 or 49% in the quarter.

Sales of bakery products decreased $7,408,000 or 8% in the first quarter to $88,964,000, as the virus impacted traffic, purchase choices and frequency in this part of our business.

Sales of handhelds increased $10,422,000 or 145% in the quarter led by the continued success of a new product developed for one of our larger wholesale club customers.

Sales of new products in the first twelve months since their introduction were approximately $12,200,000 in this quarter led by the previously noted handheld item. Price increases had a marginal impact on results in the quarter as traffic and volume drove almost all the sales decline compared to last year.

Operating income in our Food Service segment decreased $11,854,000 in the quarter to $6,180,000 primarily because of sales declines which impacted margin efficiencies and expense leverage.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $9,668,000 or 33% to $39,094,000 in the first quarter.  Our SUPERPRETZEL brand performed well in the quarter driving an increase in soft pretzel sales of 41% to $13,888,000. Sales of frozen juices and ices were up 52% to $15,316,000 in the first quarter and sales of biscuits were up 10% to $7,660,000. Handheld sales to retail supermarket customers increased 1% in the quarter. Sales from new products increased an estimated $400,000 in the quarter driven by frozen novelty items.

Price increases had minimum impact on growth in the quarter as sales were driven by increased consumer traffic and volume in retail outlets.

Operating income in our Retail Supermarkets segment increased $2,506,000 or 113% to $4,723,000 in this year’s first quarter driven by sales increases and operating income margins of 12%, over 400 basis points better than last year.

FROZEN BEVERAGES

Frozen beverage and related product sales decreased $28,545,000 or 41% to $41,478,000 in the first quarter. Beverage related sales declined 55% to $15,855,000. Gallon sales were down 56% for the three months as we continue to see traffic impacted from Covid-19 related concerns in theaters, amusement venues and key retailers. These venues also rely on incremental seasonal sales in December that was impacted from reduced operating capacity and consumers staying home. Service revenue decreased 16% to $18,896,000 in the first quarter driven almost entirely from cancellation of a key customer’s planned maintenance program. Machine revenue (primarily sales of frozen beverage machines) was $6,489,000, a decrease of 46% due mainly from lapping $5,000,000 in non-recurring sales in last year's quarter.

Our Frozen Beverage segment incurred an operating loss for the quarter of $10,325,000 compared to operating income of $1,452,000 last year due to the challenging COVID-19 sales environment which also impacts our gross margin efficiency and ability to leverage fixed expenses.

CONSOLIDATED

Gross profit as a percentage of sales was 20.8% in the three-month period this year and 27.5% last year.  Gross profit percentage decreased because of continued Covid-19 sales pressure from our food service and frozen beverages segments. This creates margin leverage challenges as we manage lower production volumes on businesses with large-fixed expense bases.

Total operating expenses decreased $6,611,000 in the first quarter but as a percentage of sales increased to 20.6% from 19.9% last year. Marketing expenses decreased to 7.2% of sales in this year’s quarter from 8% last year. Distribution expenses were 9.5% of sales in this year’s quarter compared to 8.3% of sales last year. Administrative expenses were 3.9% of sales this quarter compared to 3.4% last year.

Operating income decreased $21,125,000 or 97% to $578,000 in the first quarter as a result of the aforementioned items.

Our investments generated before tax income of $1,370,000 this quarter, down from $1,760,000 last year due to decreases in the amount of investments and lower interest rates.

Net earnings decreased $15,281,000, or 90%, in the current three-month period to $1,778,000. Our effective tax rate was 8% in this year’s quarter.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Contact:

Ken Plunk
Senior Vice President
Chief Financial Officer
(615) 587-4374